Exhibit 10.2

                                                               FEBRUARY 11, 2003


                   FACTORING AGREEMENT - INVENTORY SUPPLEMENT
                                 (with advances)


         THIS FACTORING AGREEMENT - INVENTORY SUPPLEMENT (this "Supplement"), made and executed this 25th day of February, 2003, by and between UNZIPPED APPAREL LLC, a Delaware limited liability company (the "Client"); and GE CAPITAL COMMERCIAL SERVICES, INC. (the "Factor").

         1. Integration with Factoring Agreement. This is a Supplement to that certain Factoring Agreement, dated as of even date herewith (such Factoring Agreement, as amended, modified, supplemented or restated from time to time, being herein called the "Agreement") between Client and Factor. This Supplement is hereby incorporated into the Agreement and is made a part thereof.

         2. Definitions. All capitalized terms used but not defined in this Supplement shall have the meanings ascribed to such terms in the Agreement. In addition to the terms defined elsewhere in this Supplement or in the Agreement, the following terms shall have the following meanings:

         "Agreement Term" - the period from the date that the Agreement becomes effective until the termination thereof by Client or Factor in accordance with
Section 18 of the Agreement.

         "Eligible Inventory" - Client's Inventory consisting of finished goods which in each case (i) is readily marketable in its current form, (ii) is in good, new and saleable condition and not spoiled, obsolete or unmerchantable,
(iii) is subject to Factor's duly perfected first priority lien, (iv) is located at one of Client's owned or leased facilities listed on Schedule A hereto, provided, however, in the case of such Inventory located at a leased facility of Client, no such Inventory shall be Eligible Inventory unless Client shall have procured for Factor's benefit a written agreement of the owner of such facility, in form and substance acceptable to Factor, to waive for the benefit of Factor any lien or security interest which such owner may at any time have in such Inventory and to afford Factor access to and the right to repossess or take possession of such Inventory; (v) is not subject to any license or other agreement that would condition or restrict Client's or Factor's right to sell or otherwise dispose of such Inventory, (vi) meets all standards imposed by any governmental agency or authority, (vii) conforms in all material respects to the covenants, warranties and representations of Client set forth in this Supplement, and (viii) is deemed by Factor, in its good faith discretion, to be Eligible Inventory. Raw Materials and work in process shall not be deemed Eligible Inventory. In addition, the following Inventory shall not be deemed Eligible Inventory: (a) "Sylvain" Inventory, (b) closeout Inventory, and (b) Inventory with no sales during the preceding nine (9) month period (the "Slow Moving Inventory").

         "Eligible L/C Inventory" - finished goods Inventory owned by Client and covered by documentary Letters of Credit, which finished goods Inventory is in transit to Client's premises located at 5804 E. Slauson Avenue, Commerce, California, and which finished goods Inventory (a) is owned by Client, (b) is fully insured, (c) is subject to a first priority security interest in and lien upon such goods in favor of Factor (except for any processor lien upon such goods in the possession of a freight carrier or shipping company securing only the freight charges for the transportation of such goods to Client), (d) is evidenced or deliverable pursuant to documents, notices, instruments, statements and bills of lading that have been delivered to Factor or an agent acting on its behalf, and (e) is otherwise deemed to be Eligible Inventory.

         "Inventory" - all of Client's inventory, including, without limitation, all goods intended for sale or lease by Client, or for display or demonstration; all work in process; all raw materials and other materials and supplies of every nature and description used or which might be used in connection with the manufacture, printing, packing, shipping, advertising, selling, leasing or furnishing of such goods or otherwise used or consumed in Client's business, whether now owned or hereafter acquired by Client, and wherever located.

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         "Inventory Advances" - the loans and advances made from time to time by
Factor to Client under this Supplement.

         "Inventory Line Amount"- the sum of Eight Million Dollars ($8,000,000); provided, however that aggregate outstanding Inventory Advances may never exceed the amount of accounts receivable advances available under the Agreement.

         "Inventory Borrowing Base" - at any date of the determination thereof, an amount equal to the sum of (i) the lower of (a) sixty percent (60%) of the value of Client's Eligible Inventory at such date, calculated on the basis of lower of cost or market with cost calculated on a first-in, first-out basis, or
(b) ninety percent (90%) of the net orderly liquidation value of Client's Eligible Inventory at such date, as determined by Factor, plus (ii) sixty percent of the value of Client's Eligible L/C Inventory at such date, calculated on the basis of lower of cost or market with cost calculated on a first-in, first-out basis, plus (iii) thirty percent (30%) of the value of certain finished goods Slow Moving Inventory (as selected by Factor), which, but for the fact that such inventory has had no sales during the preceding nine (9) months, satisfies all other requirements of Eligible Inventory, with such percentage to be reduced by ten percent (10%) per month on each monthly anniversary of the Effective Date until eliminated, and with the value of such finished goods Inventory to be calculated on the basis of lower of cost or market with cost calculated on a first-in, first-out basis, and less (iv) reserves which Factor, in its discretion, determines should be established from time to time with respect to such matters, events, conditions or contingencies.

         3. Additional Collateral. As security for all of the Obligations, Client hereby pledges and grants to Factor a continuing general lien on and security interest in all following property and interests in property of Client, whether now owned or hereafter acquired and wherever located (the "Inventory Collateral"):

                  (a) All Inventory;

                  (b) All cash and non-cash proceeds of the Inventory; and

                  (c) All books and records (including, without limitation, credit files, computer programs, print-outs, and other computer materials and records) of Client pertaining to any of the types or items of property described in any of clauses (a) through (b) above.

         4. Attachment of Lien. Factor's lien and security interest shall extend and attach to Inventory which is presently in existence and which is owned by Client or in which Client has an interest, and all Inventory which Client purchases or in which Client may acquire an interest at any time and from time to time in the future, whether such Inventory is in transit or in Client's constructive, actual or exclusive occupancy or possession or not, or held by Client or others for Factor's account and wherever the same may be located, including, but without limiting the generality of the foregoing, all Inventory which may be located on Client's premises or upon the premises of any carriers, forwarding agents, truckers, warehousemen, vendors, selling agents, finishers, converters or other third parties who may have possession of the Inventory.

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         5. Advances. Upon Client's request at any time during the Agreement
Term so long as no Event of Default has occurred and is continuing, Factor shall make Inventory Advances to Client, on a revolving credit basis, provided, that at no time shall the maximum principal amount of such Inventory Advances outstanding at any time exceed the least of (a) the Inventory Line Amount, (b) the Inventory Borrowing Base as calculated at such time, or (c) the resulting amount of the following: $25,000,000, less the total outstanding advances from Factor under the Agreement, less the aggregate undrawn amounts of all outstanding letters of credit. If Factor so requires, Client will execute a promissory note or notes or other instruments of indebtedness in form satisfactory to Factor evidencing the Inventory Advances made to Client hereunder. Client shall pay interest on the outstanding Inventory Advances at a rate equal to three percent (3.0%) per annum over the Index Rate; provided, however, that if an Event of Default has occurred and is continuing, such interest rate shall be increased by three percent (3.0%) until such Event of Default is cured or waived by Factor. Interest will be calculated on a daily basis (computed on the actual number of days elapsed over a year of three hundred sixty (360) days) and shall be payable on the last day of each month. The applicable Index Rate for the month hereof shall be the Index Rate in effect on the last day of the month preceding the date of this Supplement and the applicable Index Rate for each month thereafter shall the Index Rate in effect on the last day of the preceding calendar month. However, in no event shall the rate of interest agreed to or charged to Client hereunder exceed the maximum rate of interest permitted to be agreed to or charged to Client under applicable law. All of the Inventory Advances shall be payable by Client upon the earlier of the expiration of the Agreement Term or Factor's demand. Recourse to the security for the Inventory Advances will not be required at any time.

         6. Representations and Warranties of Client. Client warrants and represents to Factor that all Inventory is and will be owned by Client, free of all other liens, security interests and encumbrances; that the lien and security interest created hereby is and shall at all times be a first and only lien on the Inventory; that Client has the unrestricted right and power to enter into this Supplement and grant Factor a lien and security interest on the Inventory Collateral. Client shall at all times keep the Inventory Collateral at the locations set forth on Schedule A attached hereto except for sales in the ordinary course of business. Client will, at Client's sole expense, forever warrant and defend the Inventory Collateral against any and all claims or demands of any other person, firm, entity or corporation adverse to Factor's interest therein.

         7. Continuing Lien. Factor's lien on the Inventory shall continue through all stages of manufacture and shall, without further act, attach to goods in process, to finished goods, to the accounts receivable or other proceeds resulting from the sale or other disposition thereof and to all such Inventory as may be returned to Client by customers. From time to time hereafter, Client shall provide Factor with one or more separate written statements, dated and signed by Client, describing, designating, identifying and evaluating all Inventory now and hereafter owned by Client, and confirming Factor's lien and security interest. Upon the sale, exchange, or other disposition of the Inventory, the security interest and lien created and provided for herein shall continue in and attach to the instruments for the payment of money, accounts, contract rights, documents of titles, shipping documents, exchange or disposition, including Inventory returned or rejected by customers or repossessed by either Client or Factor. As to any such sale, exchange or disposition, Factor shall have all of the rights of an unpaid seller, including stoppage in transit, replevin and reclamation.

         8. Taxes. Client will promptly pay, when due, all taxes, assessments, claims or other charges levied or assessed upon the Inventory. In the event Client fails to pay such taxes, assessments, claims or other charges or fails to keep the Inventory Collateral free from any other lien or security interest, Factor may on Client's behalf make expenditures for such purposes and any amount so expended shall be an Obligation secured hereby to be repaid with interest at the rate applicable to the Inventory Advances.

         9. Sales of Inventory; Proceeds. Except for sales made in the regular course of Client's business for so long as no Event of Default shall exist, Client shall not sell, encumber or dispose of or permit the sale, encumbrance or disposal of any Inventory Collateral without Factor's prior written consent. As sales are made in the regular course of business, Client shall, in accordance with the provisions of the Agreement, immediately execute and deliver to Factor schedules and assignments of accounts receivables created by Client that are sold and assigned to Factor under the Agreement. If sales are made for cash, Client shall immediately deliver or cause to be delivered to Factor the identical checks, cash or other forms of payment which Client receives. All payments received by Factor on account of cash sales of Inventory, as well as on account of accounts receivable sold and assigned by Client under the Agreement, will be applied against the Obligations in accordance with the provisions of the Agreement.

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         10. Third Party Notification; Reporting. If any Inventory remains in the possession or control of any of Client's agents or processors, Client shall notify such agents or processors of Factor's lien, and upon request shall instruct them to hold all such Inventory for Factor's account and subject to Factor's instructions. Client agrees to maintain books and records pertaining to the Inventory Collateral in such detail, form and scope as Factor shall reasonably require. Client will also advise Factor promptly, in sufficient detail, of any substantial change relating to the type, quantity or quality of the Inventory, or any event which would have a material effect on the value of the Inventory or on the lien and security interest granted to Factor herein. A physical listing of all Inventory, wherever located, shall be taken by Client whenever reasonably requested by Factor, and a copy of each such physical listing shall be supplied to Factor. Factor may examine and inspect the Inventory Collateral at any time during regular business hours. Factor will have collateral audits conducted on a periodic basis, in its discretion, with Client agreeing to pay to Factor audit fees for such audits at the rate of $750 per person per day, plus out of pocket expenses, together with all reasonable travel expenses incurred in connection with such audit. Factor reserves the right to adjust such fees and costs for subsequent years. Client will execute and deliver to Factor from time to time, upon demand, such supplemental agreements or documents relating to the Inventory Collateral in order that the full intent and purpose of this Supplement may be carried into effect. Client agrees that semi-annual appraisals of the Inventory, conducted by an appraiser acceptable to Factor, will be conducted at Borrower's cost and expense. In addition, Client agrees to provide Factor with the following month-end reporting of Inventory within 20 days following the end of each month: (a) a perpetual Inventory report by Inventory type, (b) a separate reporting of Sylvain Inventory, (c) a report of Slow Moving Inventory, (d) a backlog report, and (e) a report of open orders with vendors/allocated to sell, with the form and substance of all such reporting to be acceptable to Factor in its sole discretion. Lastly, Client agrees to provide Factor with a monthly accounts payable report, in form and substance acceptable to Factor, within 20 days following the end of each month.

         11. Insurance. At Client's sole expense, Client shall keep the Inventory (whether or not in transit) continuously insured in amounts not less than its full insurable value by a reputable and highly rated insurance company or companies acceptable to Factor against loss or damages from fire, hazards included within the term "extended coverage", theft and such other risks as Factor may require. Each insurance policy shall provide under a long form loss payable clause that loss and proceeds thereunder shall be payable to Factor as its interest may appear, shall provide at least ten (10) days' written notice of cancellation to Factor, and shall specify that the interest of Factor shall not be impaired or invalidated by any act or neglect of Client or the owner of the Inventory or by the occupation of the premises for purposes more hazardous than are permitted by such policy. Client shall deliver to Factor all such insurance policies or other evidence of compliance satisfactory to Factor and Client shall renew each policy at its own expense and shall deliver satisfactory evidence thereof to Factor not less than thirty (30) days before its expiration date. If Client fails to do so, Factor may procure such insurance and the cost of such insurance shall be additional Obligations secured hereby and payable with interest at the interest rate applicable to the Inventory Advances. Factor may act as attorney-in-fact for Client in obtaining, adjusting, settling and canceling such insurance and endorsing any instruments relating thereto, and in the event of loss or damages to the Inventory, Factor shall have the option to apply the insurance proceeds to the Obligations (whether or not matured) or to the repair or replacement of the Inventory after receiving proof satisfactory to Factor of such repair or replacement.

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         12. Remedies Upon Default. If an Event of Default shall occur, or if for any reason the Agreement is terminated, then Factor, without demand or notice, may declare all of the Obligations immediately due and payable (notwithstanding that the maturity date or dates expressed in any evidence of such indebtedness may be otherwise) and Factor may foreclose its lien or security interest in the Inventory Collateral in any way permitted by law, and shall have, without limitation, the remedies of a secured party under the Uniform Commercial Code as enacted in California. Factor may thereupon enter Client's premises without legal process and without incurring liability to Client and may remove the Inventory Collateral to such place as Factor may deem advisable, or Factor may require Client to assemble and make the Inventory Collateral available to Factor at a convenient place, or take and maintain possession on Client's premises and, with or without having the Inventory Collateral at the time or place of sale, Factor may sell or otherwise dispose of all or any part of the Inventory Collateral whether in its then condition or after further preparation or processing, either at public or private sale or at any broker's board, in lots or in bulk, for cash or for credit, at any time or place, in one or more sales, and upon such terms and conditions as Factor may elect. Client agrees that ten (10) days written notice to Client of any public or private sale or other disposition of the Inventory Collateral shall be reasonable notice thereof. At any such sale Factor may be the purchaser. If any Inventory Collateral shall require rebuilding, repairing, maintenance, preparation, or is in process or other unfinished state, Factor shall have the right, at Factor's option, to do such rebuilding, repairing, preparation, processing or completion of manufacturing, for the purpose of putting the Inventory Collateral in such saleable form as Factor shall deem appropriate. Factor is hereby granted a license or other right to use, without charge, Client's labels, patents, copyrights, rights of use of any name, trade secrets, tradenames, trademarks and advertising matter, or any property of a similar nature, as it pertains to the Inventory, in advertising for sale and selling any of the Inventory, and Client's rights under all licenses and all franchise agreements shall inure to Factor's benefit.

         13. Application of Proceeds. In the event of any sale or other disposition of the Inventory, the proceeds from any sale shall be applied first, to the costs, expenses and attorneys' fees incurred by Factor in collecting the Obligations, enforcing the rights of Factor under the Agreement and this Supplement and collecting, retaking, completing, protecting, removing, storing, repairing, advertising and finishing for sale, selling and delivering any Inventory, and all other expenses of sale; second, to the interest due upon any of the Obligations; and third, to the principal of the Obligations in such order as Factor may determine. Any deficiency will be paid to Factor forthwith upon demand and any surplus will be paid to Client or other person legally entitled thereto. The enumeration of the foregoing rights is not intended to be exhaustive and the exercise of any right shall not preclude the exercise of any other rights, all of which shall be cumulative.

         14. No Limitation of Remedies. To the extent that any of the Obligations are now or hereafter secured by property other than the Inventory Collateral or by the guaranty, endorsement or property of any other person, firm or corporation, then Factor shall have the right to proceed against such other property, guarantor or endorser, and Factor shall have the right in its sole discretion to determine which rights, security, liens, security interests or remedies Factor shall at any time pursue, relinquish, modify or take any other action with respect thereto, without in any way modifying or affecting any of them or any of Factor's rights hereunder.

         15. No Waiver. The lien, rights and security interest granted to Factor hereunder are to continue in full force and effect, notwithstanding the termination of the Agreement, until the payment in full of all of the Obligations, and Factor's delay or omission to exercise any such lien, right or security interest shall not be deemed a waiver thereof or of any other right, lien or security interest unless such waiver be in writing and signed by Factor. A waiver on one occasion shall not be construed as a bar to or waiver of any other rights or remedies on any future occasion.

         16. Lien Perfection. Client hereby reaffirms the authorization granted to Factor under Section 22 of the Agreement and acknowledges that such authorization applies to any and all liens granted to Factor pursuant to this Supplement.

         17. Amendment; Application of Other Provisions in Agreement. This Supplement, which is subject to modification only in writing, is supplementary to and is to be considered as a part of the Agreement and shall take effect when accepted and signed by Factor. All miscellaneous provisions of the Agreement (such as choice of law, waiver of jury trial, etc.) shall apply to this Supplement and any notices, demands, consents, or other writings or communications permitted or required by this Supplement shall be given in the manner and to the address as set forth in the Agreement.

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         IN WITNESS WHEREOF, the parties hereto have duly executed this
Supplement on the day and year first above written.


                                            UNZIPPED APPAREL LLC


                                            By: /s/ Hubert Guez

                                            Title: CEO



Accepted in Los Angeles

GE CAPITAL COMMERCIAL SERVICES, INC.



By: Michael Gardner
Title: Sr. Vice President

Date: 2/13/2003



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                                   SCHEDULE A
                                       TO
                   FACTORING AGREEMENT - INVENTORY SUPPLEMENT

                    Schedule of Eligible Inventory Locations

5804 E. Slauson Avenue
Commerce, California 90040